EXHIBIT 99.1

For Immediate Release:

Media Contact:
HealthStream, Inc.
Mollie Condra, Ph.D.
AVP, Communications, Research, & Investor Relations
(615) 301-3237
Mollie.condra@healthstream.com

HealthStream Acquires 50% Stake in Laerdal Medical’s Advanced Video System, a Simulation
Debriefing System

Financial impact will be immediately accretive; HealthStream raises financial guidance for 2011

Nashville, Tenn. (March 30, 2011) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today that it has acquired a 50 percent stake in Laerdal Medical’s Advanced Video System (AVS), a product that enables users of advanced patient simulators to easily capture simulation video, audio, data logs, and “patient” responses, creating a powerful debriefing tool to optimize learning. The debriefing system is now jointly owned through SimVentures, a collaborative arrangement formed by HealthStream and Laerdal Medical A/S, a Norwegian privately held company. The AVS will be enhanced over the next 12 months, rebranded as SimView™, and fully integrated with the much anticipated SimCenter™, a simulation management platform designed to work with advanced patient simulators.

Debriefing is a critical part of simulation-based education, and it is made more effective with AVS. This debriefing system provides robust tools to accurately replay scenarios where students worked with advanced patient simulators—showing what actually occurred, as opposed to perceptions of what occurred. AVS automatically integrates data from up to four video cameras, a microphone, and patient monitoring with the event log from the advanced patient simulator. Instructors can add comments to the log during a scenario and can easily manage the delivery, storage, and distribution of the debriefing files through a range of options.

According to a survey conducted by SimVentures of approximately 900 healthcare educators, 94 percent of those who use advanced patient simulators felt that “the ability to capture high quality simulation videos that run clearly and smoothly” is important. Only 38 percent of those who capture some type of data, however, are currently capturing “video” data. The ease of managing, distributing, and archiving simulation data for debriefing sessions will be enhanced using AVS—as it will be an integral component of SimCenter, an innovative simulation management platform announced in January and a portion of which—SimStore—is anticipated to launch next month.

“Healthcare providers and educators, worldwide, have embraced AVS, with over 1,000 units deployed in leading simulation locations, to support their debriefing sessions following simulation-based learning—as it is a common add-on to our advanced patient simulators like the SimMan 3G, SimMan, SimBaby, or the SimNewB,” said Tor Morten Osmundsen, Chief Executive Officer of Laerdal Medical A/S. “We are excited that the next generation AVS, known as SimView, will soon be integrated with the new simulation management platform, SimCenter, making the entire simulation learning experience easier and more effective.”

The Company paid $3.5 million in cash at closing for its 50 percent ownership in AVS and used existing cash balances to fund this transaction.

Based on completion of the AVS/SimView transaction, HealthStream anticipates that consolidated revenues for the full year 2011 will grow by 16 percent to 19 percent when compared to the full year 2010 and operating income will increase between 16 percent and 20 percent for the full year 2011 versus our 2010 results. The Company does not expect this transaction to affect its 2011 effective income tax rate.

“AVS offers healthcare providers and educators a highly effective means of maximizing their investment in simulation-based learning,” said Robert A. Frist, Jr., President and Chief Executive Officer, HealthStream. “Capturing data through AVS significantly enhances students’ learning opportunities through video replays, archived data logs and videos, instructor annotations and comments, and the sharing of data files. We are pleased to acquire a 50 percent stake in this exceptional debriefing system that will serve as the foundation for SimView, an important component of SimCenter, our simulation management platform.”

About SimCenter
As a simulation management platform, SimCenter is a fully integrated system of software—delivered via software-as-a-service—that includes:

•	SimStore: SimStore is an application which makes available simulation content from some of the healthcare industry’s leading organizations. Beginning in April 2011, healthcare providers and educators will be able to sample and purchase simulation scenarios to use in their simulation training activities.

•	SimDeveloper: SimDeveloper is an online software developer’s toolkit for scenario developers to deploy their content to the SimStore.

•	SimManager: Coming later this year, SimManager is a management system that is customized for managing simulation-based training activities. Capabilities include making simulation training assignments, tracking training completions, managing scenario/content used in training, generating progress reports, scheduling of equipment and labs/rooms, and managing simulation curricula.

•	SimView: SimView—which will be the next generation AVS—is an audio/video system that captures video of the simulation activities, simulator log files, and vital signs from the advanced patient simulators so that simulation instructors can debrief students on their educational experiences with simulation activities.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by approximately 2.45 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has an additional office in Baltimore, Maryland. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

About Laerdal Medical
Laerdal Medical, one of the world’s leading providers of Healthcare Solutions, is dedicated to helping save lives with products and services for Simulation, Airway Management, Immobilization, Basic Life Support, Advanced Life Support, Patient Care, Self-Directed Learning, and Medical Education. Laerdal is pleased to serve all healthcare providers and educators, from the lay rescuer to the medical professionals. Laerdal operates sales and support offices in 23 countries worldwide, and with the head office located in Stavanger, Norway. For more information, visit www.laerdal.com or call 877-523-7325.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2011 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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